                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-119615

                                                           Prospectus Supplement

PACERS(SM)                                 (To Prospectus Dated November 1,2004)

Premium MAndatory Callable
Equity-Linked SecuRitieS

CITIGROUP GLOBAL MARKETS HOLDINGS INC.
5,250,000 PACERS BASED UPON
THE COMMON STOCK OF JPMORGAN CHASE & CO.
DUE NOVEMBER 30, 2007
$10.00 PER PACERS

 o   The PACERS will mature on November 30, 2007, unless called earlier by us.

 o We will call the PACERS for cash in an amount equal to the sum of $10 and a mandatory call premium if the trading price of JPMorgan Chase common stock at the close of trading on any trading day during the three trading-day periods starting on and including November 25, 2005, November 24, 2006 or November 23, 2007 is greater than or equal to the initial share price.

 o If we do not call the PACERS, you will receive at maturity for each PACERS either (1) 0.26624 shares of JPMorgan Chase common stock, if the trading price of JPMorgan Chase common stock at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $26.29 (or approximately 70% of the initial share price), or (2) $10 in cash.

 o The PACERS are not principal-protected. At maturity you could receive shares of JPMorgan Chase common stock with a value less than your initial investment in the PACERS.

 o   No interest will be paid on the PACERS.

 o The PACERS have been approved for listing on the American Stock Exchange under the symbol "CZP."

INVESTING IN THE PACERS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE PACERS" BEGINNING ON PAGE S-12.

The PACERS represent obligations of Citigroup Global Markets Holdings only. JPMorgan Chase & Co. is not involved in any way in this offering and has no obligations relating to the PACERS or to holders of the PACERS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PACERS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

------------------------------------------------------------------------------------------
                                                             PER PACERS        TOTAL
                                                             ------------      -----------
Public Offering Price                                        $10.00            $52,500,000
Underwriting Discount                                        $ 0.30            $ 1,575,000
Proceeds to Citigroup Global Markets Holdings Inc.           $ 9.70            $50,925,000
------------------------------------------------------------------------------------------

The underwriter expects to deliver the PACERS to purchasers on or about November 29, 2004.

Investment Products            Not FDIC Insured             May Lose Value             No Bank Guarantee


NOVEMBER 23, 2004                                               (CITIGROUP LOGO)

                                     SUMMARY

     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the PACERS based upon the common stock of JPMorgan Chase & Co. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the PACERS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the PACERS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the PACERS," which highlights a number of risks, to determine whether an investment in the PACERS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SELECTED PURCHASE CONSIDERATIONS

o MANDATORY CALL PREMIUM - We will call the PACERS and pay you a call price in cash equal to $10 plus a mandatory call premium if at the close of trading on any trading day during the three trading-day periods each year, the price of the stock on which the PACERS are based is greater than or equal to the initial share price.

o LIMITED PROTECTION AGAINST LOSS - If the stock on which the PACERS are based does not, at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity, decline from its initial price by a predetermined percentage or more and we do not call the PACERS, then at maturity you will receive the principal amount of your investment even if the price of the underlying stock at maturity is less than the initial share price.

o EXCHANGE LISTING - Although the PACERS are expected to be "buy and hold" investments, they have been approved for listing on a major exchange.

SELECTED RISK CONSIDERATIONS

An investment in the PACERS involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the PACERS" section of this prospectus supplement. Some are summarized here.

o YOUR INVESTMENT IN THE PACERS MAY RESULT IN A LOSS IF THE TRADING PRICE OF THE UNDERLYING STOCK DECLINES - If at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of the underlying stock declines from the initial share price by a predetermined percentage or more and we do not call the PACERS, the value of the common stock you receive at maturity will be less than your initial investment.

o OUR ABILITY TO CALL THE PACERS LIMITS THE APPRECIATION OF YOUR INVESTMENT IN THE PACERS - If we call the PACERS, you will receive a call price in cash equal to $10 plus a mandatory call premium. The opportunity to participate in possible increases in the price of the underlying stock through an investment in the PACERS is limited if we call the PACERS because the return you receive will be limited to the applicable mandatory call premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the price of the underlying stock or on a direct investment in the underlying stock.

o YOU WILL HAVE NO RIGHTS AGAINST THE ISSUER OF THE UNDERLYING STOCK PRIOR TO RECEIVING ANY SHARES OF COMMON STOCK AT MATURITY - You will have no rights against the issuer of the underlying stock unless and until you receive shares of common stock at maturity, if applicable, even though the market value of the PACERS and the maturity payment depend primarily on the price of the underlying stock. The issuer of the underlying stock is not involved in any way in this offering and has no obligations relating to the PACERS. In addition, you will have no voting rights and will receive no dividends with respect to the underlying stock unless and until you receive shares of common stock at maturity, if applicable.

o YOU MAY NOT BE ABLE TO SELL YOUR PACERS IF AN ACTIVE TRADING MARKET FOR THE PACERS DOES NOT DEVELOP - The PACERS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets Inc. intends to make a market in the PACERS, it is not obligated to do so.

o THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR PACERS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the PACERS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your PACERS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE PACERS?

     The PACERS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The PACERS mature on November 30, 2007, are callable by us annually beginning on November 25, 2005 and do not provide for earlier redemption by you.

     Each PACERS represents a principal amount of $10. You may transfer the PACERS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PACERS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PACERS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERS through the accounts that these systems maintain with DTC. You should refer to the section "Description of the PACERS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE PACERS?

     We will not make any periodic payments of interest on the PACERS or any other payments on the PACERS until maturity, unless we call the PACERS as described in more detail below.

WHAT WILL I RECEIVE IF CITIGROUP GLOBAL MARKETS HOLDINGS CALLS THE PACERS?

     We will call the PACERS, in whole, but not in part, if the trading price of JPMorgan Chase common stock at the close of trading on any trading day during the three trading-day periods starting on and including November 25, 2005, November 24, 2006 or November 23, 2007 is greater than or equal to the initial share price. We refer to the three trading days each year as a call determination period, and we refer to the trading day within a call determination period on which we call the PACERS, if any, as the call date. If we call the PACERS, you will receive for each PACERS a call price in cash equal to the sum of $10 and a mandatory call premium. The mandatory call premium will equal $0.90 if the PACERS are called during the call determination period beginning on November 25, 2005; $1.80 if the PACERS are called during the call determination period beginning on November 24, 2006; and $2.70 if the PACERS are called during the call determination period beginning on November 23, 2007.

     If we call the PACERS during the call determination period beginning on November 25, 2005 or November 24, 2006, we will provide notice of a call, including the exact call payment date, within one business day after the call date, and the call payment date will be at least ten business days, but not more than 60 days, after the call date. If we call the PACERS during the call determination period beginning on November 23, 2007, we will not provide notice of a call but will pay the call price to you at maturity.

     The opportunity to participate in possible increases in the price of JPMorgan Chase common stock through an investment in the PACERS is limited if we call the PACERS because the return you receive will be limited to the amount of the applicable mandatory call premium.

WHAT WILL I RECEIVE AT MATURITY OF THE PACERS?

     If we call the PACERS during the call determination period beginning on November 23, 2007, at maturity you will receive for each PACERS you hold a call price in cash equal to $12.70, the sum of $10 and the applicable mandatory call premium.

     If we do not call the PACERS, at maturity you will receive for each PACERS you hold the maturity payment. The maturity payment for each PACERS will equal either:

     - a number of shares of JPMorgan Chase common stock equal to the exchange ratio, if the trading price of JPMorgan Chase common stock at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $26.29 (or approximately 70% of the initial share price) (any fractional shares will be paid in cash), or

     - $10 in cash.

     As a result, if we do not call the PACERS and the trading price of JPMorgan Chase common stock at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $26.29 (or approximately 70% of the initial share price), the value of JPMorgan Chase common stock you receive at maturity for each PACERS will be less than the price paid for each PACERS, and could be zero.

     The initial share price equals $37.56, the price per share of JPMorgan Chase common stock at the market close on November 23, 2004, the date on which the PACERS were priced for initial sale to the public.

     The exchange ratio equals 0.26624, 10 divided by the initial share price.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of JPMorgan Chase common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of JPMorgan Chase common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The trading price of JPMorgan Chase common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

CALL PRICES AND MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The eight examples of hypothetical call price calculations and the two examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:
     - Pricing date: November 23, 2004
     - Issue date: November 29, 2004
     - Issue price: $10.00 per PACERS
     - Initial share price: $37.56 per share
     - Mandatory call premium: 9% fixed return per year
     - Exchange ratio: 0.26624 shares of JPMorgan Chase common stock per PACERS
     - Stock payment trigger: At maturity, whether investors receive shares or their initial investment ($10.00 per PACERS) depends on whether JPMorgan Chase common stock is less than or equal to $26.29 (or approximately 70% of the initial share price) at the close of trading on any trading day during the term of the PACERS.


Example 1:   The trading price of JPMorgan Chase                                              Year One
             common stock at the close of trading                                              (GRAPH)
             on any day of the call determination
             period beginning on November 25,
             2005 is equal to the initial share
             price. The PACERS will be called.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 25, 2005: $37.56 per share
             Mandatory call premium: $0.90
             Call Price: $10.90 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 2:   The trading price of JPMorgan Chase                                              Year One
             common stock at the close of trading                                              (GRAPH)
             on any day of the call determination
             period beginning on November 25,
             2005 is greater than the initial
             share price. The PACERS will be
             called. Although the trading price
             of JPMorgan Chase common stock
             increased by more than 9%, the
             return on the PACERS is limited to
             the applicable mandatory call
             premium of 9%.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 25, 2005: $46.95 per share
             Mandatory call premium: $0.90
             Call Price: $10.90 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 3:   The trading price of JPMorgan Chase                        Year One
             common stock at the close of trading                        (GRAPH)
             on all three days of the call
             determination period beginning on
             November 25, 2005 is less than the
             initial share price. The PACERS will
             not be called.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 25, 2005: $29.25 per share
             Mandatory call premium: Not
             Applicable
             Call Price: Not Applicable


Example 4:   The trading price of JPMorgan Chase                        Year Two
             common stock at the close of trading                        (GRAPH)
             on any day of the call determination
             period beginning on November 24,
             2006 is equal to the initial share
             price. The PACERS will be called.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 24, 2006: $37.56 per share
             Mandatory call premium: $1.80
             Call Price: $11.80 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 5:   The trading price of JPMorgan Chase                        Year Two
             common stock at the close of trading                        (GRAPH)
             on any day of the call determination
             period beginning on November 24,
             2006 is greater than the initial
             share price. The PACERS will be
             called. Although the trading price
             of JPMorgan Chase common stock
             increased by more than 18%, the
             return on the PACERS is limited to
             the applicable mandatory call
             premium of 18%.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 24, 2006: $50.71 per share
             Mandatory call premium: $1.80
             Call price: $11.80 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 6:   The trading price of JPMorgan Chase                        Year Two
             common stock at the close of trading                        (GRAPH)
             on all three days of the call
             determination period beginning on
             November 24, 2006 is less than the
             initial share price. The PACERS will
             not be called.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 24, 2006: $31.93 per share
             Mandatory call premium: Not
             Applicable
             Call price: Not Applicable


Example 7:   The trading price of JPMorgan Chase                       Year Three
             common stock at the close of trading                        (GRAPH)
             on any day of the call determination
             period beginning on November 23,
             2007 is equal to the initial share
             price. The PACERS will be called.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 23, 2007: $37.56 per share
             Mandatory call premium: $2.70
             Call Price: $12.70 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 8:   The trading price of JPMorgan Chase                       Year Three
             common stock at the close of trading                        (GRAPH)
             on any day of the call determination
             period beginning on November 23,
             2007 is greater than the initial
             share price. The PACERS will be
             called. Although the trading price
             of JPMorgan Chase common stock
             increased by more than 27%, the
             return on the PACERS is limited to
             the applicable mandatory call
             premium of 27%.
             Initial share price: $37.56 per
             share
             Hypothetical closing price on
             November 23, 2007: $56.34 per share
             Mandatory call premium: $2.70
             Call price: $12.70 ($10.00 plus the
             applicable mandatory call premium)
             per PACERS


Example 9:   The PACERS have not been called, and                      Year Three
             the lowest trading price of JPMorgan                        (GRAPH)
             Chase common stock at the close of
             trading on any trading day after the
             pricing date up to and including the
             third trading day before maturity is
             not less than or equal to $26.29 (or
             approximately 70% of the initial
             share price), and the closing price
             of JPMorgan Chase common stock on
             the third trading day before
             maturity is less than the initial
             share price.
             Initial share price: $37.56 per
             share
             Hypothetical lowest trading
             price: $29.25 per share
             Hypothetical closing price on
             November 27, 2007: $33.80 per share
             Maturity payment: $10.00 per PACERS


Example 10:  The PACERS have not been called, and                       Year Three
             the lowest trading price of JPMorgan                         (GRAPH)
             Chase common stock at the close of
             trading on any trading day after the
             pricing date up to and including the
             third trading day before maturity is
             less than or equal to $26.29 (or
             approximately 70% of the initial
             share price), and the closing price
             of JPMorgan Chase common stock on the
             third trading day before maturity is
             less than the initial share price.
             Initial share price: $37.56 per share
             Hypothetical lowest trading price:
             $23.40 per share
             Hypothetical closing price on
             November 27, 2007: $32.68 per share
             Exchange ratio: 0.26624
             Maturity payment: 0.26624 shares of
             JPMorgan Chase common stock (the
             hypothetical exchange ratio) per
             PACERS having a market value at
             maturity of $8.70

HOW HAS JPMORGAN CHASE COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for JPMorgan Chase common stock and the dividends paid on such stock for each quarter since the first quarter of 1999. You can find this table in the section "Historical Data on the Common Stock of JPMorgan Chase & Co." in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of JPMorgan Chase common stock in recent years. However, past performance is not necessarily indicative of how JPMorgan Chase common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the PACERS -- You Have No Rights Against JPMorgan Chase & Co. Prior to Receiving Any Shares of JPMorgan Chase Common Stock at Maturity" in this prospectus supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE PACERS?

     In purchasing a PACERS, you agree with Citigroup Global Markets Holdings that you and Citigroup Global Markets Holdings intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, JPMorgan Chase common stock. Under such treatment, if Citigroup Global Markets Holdings delivers JPMorgan Chase common stock at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of the JPMorgan Chase common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder's tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE PACERS BE LISTED ON A STOCK EXCHANGE?

     The PACERS have been approved for listing on the American Stock Exchange under the symbol "CZP," subject to official notice of issuance. You should be aware that the listing of the PACERS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the PACERS.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the PACERS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell PACERS to create a secondary market for holders of the PACERS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the PACERS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                         NINE MONTHS
                                            ENDED                 YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,    -----------------------------------------
                                            2004         2003     2002     2001     2000     1999
                                        -------------    -----    -----    -----    -----    -----
Ratio of earnings to fixed charges....      0.27x        1.90x    1.44x    1.34x    1.32x    1.46x

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY?

     We expect to hedge our obligations under the PACERS through one or more of our affiliates. This hedging activity will likely involve trading in JPMorgan Chase common stock or in other instruments, such as options or swaps, based upon JPMorgan Chase common stock. This hedging activity could affect the market price of JPMorgan Chase common stock and therefore the market value of the PACERS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your PACERS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the PACERS declines. You should refer to "Risk Factors Relating to the PACERS -- Citigroup Global Markets Holdings'

Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE PACERS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the PACERS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the PACERS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the PACERS.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE PACERS?

     Yes, the PACERS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the PACERS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April
15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June 29, 2004, June 30,
2004, July 15, 2004, July 21, 2004, July 29, 2004, August 26, 2004, August 27,
2004, August 31, 2004, October 5, 2004, October 14, 2004, October 20, 2004,
October 22, 2004 and November 2, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                      RISK FACTORS RELATING TO THE PACERS

     Because the terms of the PACERS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of JPMorgan Chase common stock at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity and may be made in shares of JPMorgan Chase common stock, unless the PACERS are called by us, an investment in the PACERS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of JPMorgan Chase common stock and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE PACERS MAY RESULT IN A LOSS IF THE TRADING PRICE OF JPMORGAN CHASE COMMON STOCK DECLINES

     If we do not call the PACERS, the amount of the maturity payment will depend on the trading price of JPMorgan Chase common stock at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity. If at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of JPMorgan Chase common stock is less than or equal to $26.29 (or approximately 70% of the initial share price), and we do not call the PACERS, the value of the shares of JPMorgan Chase common stock you receive at maturity will be less than the price paid for each PACERS, and could be zero, in which case your investment in the PACERS will result in a loss. This will be true even if the trading price of JPMorgan Chase common stock exceeds the initial share price at one or more times during the life of the PACERS but is less than or equal to 26.29 (or approximately 70% of the initial share price) at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity.

THE PACERS HAVE A MANDATORY CALL FEATURE WHICH LIMITS THE POTENTIAL APPRECIATION OF YOUR INVESTMENT

     We will call the PACERS if the trading price of JPMorgan Chase common stock at the close of trading on any day during the three call determination periods beginning on November 25, 2005, November 24, 2006 or November 23, 2007 is greater than or equal to the initial share price of $37.56. If we call the PACERS, you will receive a call price in cash equal to $10 plus a mandatory call premium. The opportunity to participate in possible increases in the price of JPMorgan Chase common stock through an investment in the PACERS is limited because the return you receive if we call the PACERS will be limited to the amount of the applicable mandatory call premium. Therefore, your return on the PACERS may be less than your return on a similar security that was directly linked to JPMorgan Chase common stock and allowed you to participate more fully in the appreciation of the price of JPMorgan Chase common stock or on a direct investment in JPMorgan Chase common stock.

THE YIELD ON THE PACERS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The PACERS do not pay any interest. As a result, if we don't call the PACERS, the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Global Markets Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR PACERS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your PACERS in the secondary market will be affected by the supply of and demand for the PACERS, the value of JPMorgan Chase common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the PACERS of a change in a specific factor, assuming all other conditions remain constant.

     JPMORGAN CHASE COMMON STOCK PRICE. We expect that the market value of the PACERS will depend substantially on the amount, if any, by which the price of JPMorgan Chase common stock changes from the initial share price of $37.56. However, changes in the price of JPMorgan Chase common stock may not always be reflected, in full or in part, in the market value of the PACERS. If you choose to sell your PACERS when the price of JPMorgan Chase common stock exceeds $37.56, you may receive substantially less than the amount that would be payable at maturity or if the PACERS are called based on that price because of expectations that the price of JPMorgan Chase common stock will continue to fluctuate from that time to the time the call is exercised or to maturity. In addition, significant increases in the value of JPMorgan Chase common stock are not likely to be reflected in the trading price of the PACERS because we will call the PACERS on the earliest day of any of the three call determination periods beginning on November 25, 2005, November 24, 2006 or November 23, 2007 for a call premium of 9%, 18% and 27%, respectively, if the trading price of JPMorgan Chase common stock on any day during the call determination periods is greater than or equal to $37.56. If you choose to sell your PACERS when the price of JPMorgan Chase common stock is below the initial share price of $37.56, you may receive less than the amount you originally invested.

     The value of JPMorgan Chase common stock will be influenced by JPMorgan Chase & Co. results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which JPMorgan Chase & Co. is a part. Citigroup Global Markets Holdings' hedging activities in JPMorgan Chase common stock, the issuance of securities similar to the PACERS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of JPMorgan Chase common stock.

     VOLATILITY OF JPMORGAN CHASE COMMON STOCK. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of JPMorgan Chase common stock changes during the term of the PACERS, the market value of the PACERS may decrease.

     MANDATORY CALL FEATURE. The possibility that the PACERS may be called during the call determination period each year is likely to limit their value. We believe that if the PACERS did not include a mandatory call feature, their value could be significantly different.

     EVENTS INVOLVING JPMORGAN CHASE & CO. General economic conditions and earnings results of JPMorgan Chase & Co. and real or anticipated changes in those conditions or results may affect the market value of the PACERS. In addition, if the dividend yield on JPMorgan Chase common stock increases, we expect that the value of the PACERS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on JPMorgan Chase common stock decreases, we expect that the value of the PACERS may increase.

     INTEREST RATES. We expect that the market value of the PACERS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates change during the term of the PACERS, the market value of the PACERS may decrease.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the PACERS may trade at a value above or below that which would be expected based on the level of interest rates and the value of JPMorgan Chase common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of JPMorgan Chase common stock during the period prior to the maturity of the PACERS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the PACERS.

     CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITIES. Hedging activities in JPMorgan Chase common stock by one or more of our affiliates will likely involve trading in JPMorgan Chase common stock or in other instruments, such as options or swaps, based upon JPMorgan Chase common stock. This hedging activity could affect the market price of JPMorgan Chase common stock and therefore the market value of the PACERS.

     CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the PACERS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the PACERS attributable to another factor, such as an increase in the value of JPMorgan Chase common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the PACERS of a given change in most of the factors listed above will be less if it occurs later in the term of the PACERS than if it occurs earlier in the term of the PACERS.

THE HISTORICAL PERFORMANCE OF JPMORGAN CHASE COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF JPMORGAN CHASE COMMON STOCK

     The historical performance of JPMorgan Chase common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of JPMorgan Chase common stock during the term of the PACERS. Changes in the value of JPMorgan Chase common stock will affect the trading price of the PACERS, but it is impossible to predict whether the value of JPMorgan Chase common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST JPMORGAN CHASE & CO. PRIOR TO RECEIVING ANY SHARES OF JPMORGAN CHASE COMMON STOCK AT MATURITY

     You will have no rights against JPMorgan Chase & Co. prior to receiving any shares of JPMorgan Chase common stock at maturity, even though:

     - you will receive JPMorgan Chase common stock at maturity under some circumstances, and

     - the market value of the PACERS is expected to depend primarily on the price of JPMorgan Chase common stock.

     JPMorgan Chase & Co. is not in any way involved in this offering and has no obligations relating to the PACERS or to holders of the PACERS. In addition, you will have no voting rights and will receive no dividends with respect to JPMorgan Chase common stock unless and until you receive shares of JPMorgan Chase common stock at maturity, if applicable.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF JPMORGAN COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE JPMORGAN COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of JPMorgan Chase & Co. that modify its capital structure and a number of other transactions involving JPMorgan Chase & Co., as well as for the liquidation, dissolution or winding up of JPMorgan Chase & Co. You should refer to the section "Description of the PACERS -- Dilution Adjustments" in this prospectus supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of JPMorgan Chase common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of JPMorgan Chase common stock, these other events may reduce the maturity payment on the PACERS.

YOU MAY NOT BE ABLE TO SELL YOUR PACERS IF AN ACTIVE TRADING MARKET FOR THE PACERS DOES NOT DEVELOP

     There is currently no secondary market for the PACERS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. If the secondary market for the PACERS is limited, there may be few buyers should you choose to sell your PACERS prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE PACERS MAY BE AFFECTED BY PURCHASES AND SALES OF JPMORGAN CHASE COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO JPMORGAN CHASE COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell JPMorgan Chase common stock or derivative instruments relating to JPMorgan Chase common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of JPMorgan Chase common stock and therefore the market value of the PACERS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the PACERS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the PACERS through one or more of our affiliates. This hedging activity will likely involve trading in JPMorgan Chase common stock or in other instruments, such as options or swaps, based upon JPMorgan Chase common stock. This hedging activity may present a conflict between your interest in the PACERS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of JPMorgan Chase common stock and therefore the market value of the PACERS. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your PACERS in the secondary market. Since hedging our obligation under the PACERS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PACERS declines.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PACERS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                           DESCRIPTION OF THE PACERS

     The following description of the particular terms of the PACERS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the PACERS is qualified in its entirety by reference to the senior debt indenture referred to in the accompanying prospectus.

GENERAL

     The Premium MAndatory Callable Equity-Linked SecuRitieS (PACERS(SM)) based upon the common stock of JPMorgan Chase & Co. (the "PACERS") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of PACERS issued will be $52,500,000 (5,250,000 PACERS). The PACERS will mature on November 30, 2007, unless called earlier by us. The PACERS will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The PACERS will be issued only in fully registered form and in denominations of $10 per PACERS and integral multiples thereof.

     If we do not call the PACERS, the payment you receive at maturity will depend on whether the Trading Price of JPMorgan Chase common stock on the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $26.29, or approximately 70% of the Initial Share Price of $37.56. If we do not call the PACERS and the Trading Price of JPMorgan Chase common stock at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $26.29 (or approximately 70% of the Initial Share Price), then the value of your maturity payment will be directly linked to the price of JPMorgan Chase common stock at maturity and will be less than the amount of your initial investment.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the PACERS and of the senior debt indenture under which the PACERS will be issued.

INTEREST

     We will not make any periodic payments of interest on the PACERS, or any other payments until maturity, unless we call the PACERS as described below.

MANDATORY CALL FEATURE

     We will call the PACERS, in whole, but not in part, if the Trading Price of JPMorgan Chase common stock at the close of trading on any Trading Day during the three Trading-Day periods starting on and including November 25, 2005, November 24, 2006 or November 23, 2007 is greater than or equal to the Initial Share Price of $37.56. We refer to the three Trading Days each year as a Call Determination Period, and we refer to the Trading Day within a Call Determination Period on which we call the PACERS, if any, as the Call Date. If we call the PACERS, you will receive for each PACERS a Call Price in cash equal to the sum of $10 and a Mandatory Call Premium. The Mandatory Call Premium will equal $0.90 if the PACERS are called during the Call Determination Period beginning on November 25, 2005; $1.80 if the PACERS are called during the Call Determination Period beginning on November 24, 2006; and $2.70 if the PACERS are called during the Call Determination Period beginning on November 23, 2007.

     If we call the PACERS during the Call Determination Period beginning on November 25, 2005 or November 24, 2006, we will provide notice of a call, including the exact call payment date, within one business day after the Call Date, and the call payment date will be at least ten business days, but not more than 60 days after the Call Date. If we call the PACERS during the Call Determination Period beginning on November 23, 2007, we will not provide notice of a call but will pay the Call Price to you at maturity.

     The opportunity to participate in possible increases in the price of JPMorgan Chase common stock through an investment in the PACERS is limited if we call the PACERS because the amount you receive will be limited to the Call Price.

     So long as the PACERS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERS are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The PACERS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     If we call the PACERS during the Call Determination Period beginning on November 23, 2007, at maturity you will receive for each PACERS you hold a Call Price in cash equal to $12.70, the sum of $10 and the applicable Mandatory Call Premium. If we do not call the PACERS, they will mature on November 30, 2007. At maturity, you will receive for each PACERS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each $10 principal amount of PACERS will equal either:

     - a number of shares of JPMorgan Chase common stock equal to the Exchange Ratio, if the Trading Price of JPMorgan Chase common stock at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $26.29 (or approximately 70% of the Initial Share Price) (any fractional shares will be paid in cash), which price we refer to as the "Downside Trigger Price," or

     - $10 in cash.

     As a result, if we do not call the PACERS and the Trading Price of JPMorgan Chase common stock at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $26.29 (or approximately 70% of the Initial Share Price), the value of JPMorgan Chase common stock you receive at maturity for each PACERS will be less than the price paid for each PACERS, and could be zero.

     In lieu of any fractional share of JPMorgan Chase common stock otherwise payable in respect of any PACERS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of JPMorgan Chase common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of PACERS held by each holder.

     The "Initial Share Price" equals $37.56, the price per share of JPMorgan Chase common stock at the close of trading on November 23, 2004, the date on which the PACERS were priced for initial sale to the public.

     The "Exchange Ratio" equals 0.26624, 10 divided by the Initial Share Price.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of JPMorgan Chase common stock (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of JPMorgan

Chase common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Trading Price" of JPMorgan Chase common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Global Markets Holdings to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If JPMorgan Chase & Co., after the closing date of the offering of the PACERS,

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

          (3) combines the outstanding shares of the common stock into a smaller number of shares, or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of JPMorgan Chase & Co.,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of JPMorgan Chase & Co., and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price and the Downside Trigger Price will also be modified in that case in the manner described below.

     If JPMorgan Chase & Co., after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price and the Downside Trigger Price will also be modified in that case in the manner described below.

     If JPMorgan Chase & Co. , after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price and the Downside Trigger Price will also be modified in that case in the manner described below.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of JPMorgan Chase common stock and, if the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to $26.29 (or approximately 70% of the Initial Share Price), each holder of the PACERS will have the right to receive at maturity cash in an amount per PACERS equal to the Exchange Ratio multiplied by such fair market value.

     If JPMorgan Chase & Co., after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange

Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price and the Downside Trigger Price will also be modified in that case in the manner described below.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any cash dividend in respect of JPMorgan Chase common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by JPMorgan Chase & Co. with respect to one share of common stock acquired in a tender offer or exchange offer by JPMorgan Chase & Co., over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of JPMorgan Chase common stock and, if the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to $26.29 (or approximately 70% of the Initial Share Price), each holder of the PACERS will have the right to receive at maturity cash in an amount per PACERS equal to the Exchange Ratio multiplied by such sum.

     If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial Share Price and the Downside Trigger Price by the relevant dilution adjustment.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of JPMorgan Chase common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by JPMorgan Chase & Co.,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which JPMorgan Chase & Co. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by JPMorgan Chase & Co., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price, the Exchange Ratio and the Downside Trigger Price will be further adjusted to the Initial Share Price, the Exchange Ratio and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

     The "Closing Price" of JPMorgan Chase common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

     The "Ex-Date" relating to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of JPMorgan Chase & Co., or any surviving entity or subsequent surviving entity of JPMorgan Chase & Co., with or into another entity, other than a merger or consolidation in which JPMorgan Chase & Co. is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of JPMorgan Chase & Co. or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of JPMorgan Chase & Co. or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of JPMorgan Chase & Co. or any successor of JPMorgan Chase & Co. with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of JPMorgan Chase & Co. or any successor of JPMorgan Chase & Co.,

the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to JPMorgan Chase common stock or JPMorgan Chase & Co. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If JPMorgan Chase common stock has been subject to a Reorganization Event and the Trading Price of JPMorgan Chase common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to $26.29 (or approximately 70% of the Initial Share Price), as adjusted pursuant to any dilution adjustment described above, then each holder of the PACERS will have the right to receive per $10 principal amount of PACERS
(i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any PACERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERS will be determined by the calculation agent and will equal, for each PACERS, the Call Price or Maturity Payment, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of early repayment. See "-- Mandatory Call Feature" and "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the claim of a beneficial owner of a PACERS will be capped at the Call Price, the maturity payment or cash equivalent of the Maturity Payment, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the PACERS, the PACERS shall bear interest, payable upon demand of the beneficial owners of the PACERS in accordance with the terms of the PACERS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.50% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all PACERS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for PACERS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the PACERS will be made by Citigroup Global Markets Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the PACERS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the PACERS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the PACERS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the PACERS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the PACERS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                              JPMORGAN CHASE & CO.

GENERAL

     According to publicly available documents, JPMorgan Chase & Co. is a financial holding company and a global financial services firm with operations in more than 50 countries. JPMorgan Chase & Co. is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, JPMorgan Chase & Co. files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004), proxy statements and other information with the SEC. JPMorgan Chase & Co.'s registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Citigroup Global Markets Holdings has not participated in the preparation of JP Morgan Chase & Co.'s publicly available documents and has not made any due diligence investigation or inquiry of JP Morgan Chase & Co. in connection with the offering of the PACERS. We make no representation that the publicly available information about JP Morgan Chase & Co. is accurate or complete.

     The PACERS represent obligations of Citigroup Global Markets Holdings only. JPMorgan Chase & Co. is not involved in any way in this offering and has no obligation relating to the PACERS or to holders of the PACERS.

          HISTORICAL DATA ON THE COMMON STOCK OF JPMORGAN CHASE & CO.

     The common stock is quoted on the New York Stock Exchange under the symbol "JPM." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for JPMorgan Chase common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per share of the JPMorgan Chase common stock.

                                                               HIGH       LOW     DIVIDENDS
                                                               ----       ---     ---------
1999
Quarter
  First.....................................................  59.6667   45.2500    0.24000
  Second....................................................  60.7500   46.7500    0.27333
  Third.....................................................  58.9583   48.3750    0.27333
  Fourth....................................................  59.5000   43.8750    0.27333
2000
Quarter
  First.....................................................  67.1667   45.5000    0.27333
  Second....................................................  62.0000   44.1250    0.32000
  Third.....................................................  58.3750   44.6250    0.32000
  Fourth....................................................  48.1250   32.3750    0.32000
2001
Quarter
  First.....................................................  57.3000   37.6000    0.32000
  Second....................................................  50.6000   39.2400    0.34000
  Third.....................................................  46.0100   29.0500    0.34000
  Fourth....................................................  40.9500   31.8500    0.34000
2002
Quarter
  First.....................................................  39.6800   26.7000    0.34000
  Second....................................................  38.7100   30.1500    0.34000
  Third.....................................................  33.6800   17.9000    0.34000
  Fourth....................................................  26.1400   15.3000    0.34000
2003
Quarter
  First.....................................................  28.2900   20.1300    0.34000
  Second....................................................  36.2500   23.7500    0.34000
  Third.....................................................  37.9000   32.4000    0.34000
  Fourth....................................................  36.9900   34.4800    0.34000
2004
Quarter
  First.....................................................  43.8400   36.3100    0.34000
  Second....................................................  42.5600   34.6200    0.34000
  Third.....................................................  40.4500   35.5000    0.34000
  Fourth (through November 23, 2004)........................  40.4500   36.3500    0.34000

     The closing price of the common stock on November 23, 2004 was $37.56.

     According to JPMorgan Chase's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as of October 31, 2004, there were 3,562,463,202 shares of common stock outstanding. During the period reflected in the above table, JPMorgan Chase split its common stock 3 for 2 on June 9, 2000. The data appearing in the above table have been adjusted to reflect this stock split.

     Holders of PACERS will not be entitled to any rights with respect to JPMorgan Chase common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of JPMorgan Chase common stock at maturity, if applicable.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of the PACERS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the PACERS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the PACERS (a "U.S. Holder"). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies,
(ii) persons that will hold the PACERS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the PACERS as capital assets or
(v) persons that did not purchase the PACERS in the initial offering.

     This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

     This summary also does not address tax consequences specific to the JPMorgan Chase common stock except where otherwise stated. Before acquiring a PACERS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the JPMorgan Chase common stock.

     No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the PACERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE PACERS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PACERS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

IN GENERAL

     In purchasing a PACERS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, JPMorgan Chase common stock under which an amount equal to the purchase price of the PACERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder's payment obligation under the derivative financial instrument. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the PACERS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds and Hedging" in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

     Under the above characterization of the PACERS, if Citigroup Global Markets Holdings delivers JPMorgan Chase common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the JPMorgan Chase common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the PACERS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the PACERS (less the portion of the tax basis of the PACERS allocable to any fractional share, as described in the next paragraph). A U.S. Holder's tax basis in a PACERS generally will equal such Holder's cost for that PACERS. A U.S. Holder's holding period for JPMorgan Chase common stock received at maturity will begin on the day following the receipt of such stock.

     A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the PACERS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Global Markets Holdings delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the PACERS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Under the above characterization of the PACERS, upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder's tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition.

POSSIBLE ALTERNATIVE TREATMENT

     Due to the absence of authority as to the proper characterization of the PACERS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the PACERS as derivative financial instruments and the tax treatment described above. In particular, because a holder will be entitled to cash (or, in certain limited cases, JPMorgan Chase common stock with a trading value) equal to or greater than the principal amount of such holder's PACERS unless (i) the trading price of JPMorgan Chase common stock at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $26.29 (or approximately 70% of the Initial Share Price) and (ii) the trading price of JPMorgan Chase common stock at the close of trading on each Trading Day within each Call Determination Period, and on the maturity date, is less than the Initial Share Price, the IRS could seek to analyze the federal income tax consequences of owning PACERS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The PACERS are expected to provide economic returns that are linked to the performance of JPMorgan Chase common stock, and offer no assurance that a holder's investment will be returned to the holder. The PACERS also are payable in certain circumstances by the delivery of JPMorgan Chase common stock. Further, based on the historical performance of JPMorgan Chase common stock, a holder may receive economic returns on the PACERS that are substantially lower or higher than the holder's investment therein and the amounts payable if the PACERS are called substantially exceed a conventional interest rate return. Accordingly, Citigroup Global Markets Holdings believes that it is reasonable to treat the PACERS for U.S. federal income tax purposes, not as debt instruments, but as derivative financial instruments in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets Holdings. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the PACERS, then, among other matters, a U.S. Holder would be required to include in income each year an accrual of interest at a comparable yield for a comparable non-contingent PACERS issued by Citigroup Global Markets Holdings even though the holder will be entitled to no payments until the maturity of the PACERS. In addition, gain realized by a holder upon the mandatory redemption, sale or other taxable disposition of a PACERS (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the PACERS has been held for more than one year).

     Even if the Contingent Payment Regulations do not apply to the PACERS, it is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the PACERS, it is possible, for example, that a PACERS could be treated as including a debt instrument and a derivative financial instrument or two or more options.

     It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis. The IRS and U.S. Treasury Department recently issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the "wait and see" method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the PACERS.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to derivative financial instruments in respect of the stock of most corporations, including the PACERS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include derivative financial instruments in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the PACERS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     A "Non-U.S. Holder" is a holder of the PACERS that is a non-resident alien individual or a foreign corporation.

     In the case of a Non-U.S. Holder of the PACERS, any payments made with respect to the PACERS will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the mandatory redemption, sale or other disposition of the PACERS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

     A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the PACERS should see the discussion relating to U.S. Holders of the PACERS, above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the PACERS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the PACERS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $52,500,000 principal amount of PACERS (5,250,000 PACERS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the PACERS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the PACERS if it purchases any of the PACERS.

     Citigroup Global Markets Inc. proposes to offer some of the PACERS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the PACERS to certain dealers at the public offering price less a concession not to exceed $0.25 per PACERS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.25 per PACERS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.25 per PACERS for the PACERS they sell. If all of the PACERS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the PACERS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the PACERS or any security convertible into or exchangeable for the PACERS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the PACERS. Consequently, the initial public offering price for the PACERS was determined by negotiations between Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the PACERS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the PACERS will develop and continue after this offering.

     The PACERS have been approved for listing on the American Stock Exchange under the symbol "CZP," subject to official notice of issuance.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell PACERS and JPMorgan Chase common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of PACERS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of PACERS or JPMorgan Chase common stock made for the purpose of preventing a decline in the market price of the PACERS or JPMorgan Chase common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the PACERS. They may also cause the price of the PACERS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the PACERS, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See "Use of Proceeds and Hedging" in the accompanying prospectus.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     We estimate that our total expenses for this offering will be $200,000.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the PACERS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the PACERS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the PACERS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PACERS through and including the date of disposition of such PACERS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the PACERS.

                                 LEGAL MATTERS

     The validity of the PACERS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the PACERS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ------
                     PROSPECTUS SUPPLEMENT
SUMMARY .......................................................   S-2
SUMMARY INFORMATION - Q&A .....................................   S-3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...............  S-11
RISK FACTORS RELATING TO THE PACERS ...........................  S-12
DESCRIPTION OF THE PACERS .....................................  S-16
JPMORGAN CHASE & CO. ..........................................  S-24
HISTORICAL DATA ON THE COMMON STOCK OF JPMORGAN CHASE & CO. ...  S-25
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS .......  S-26
UNDERWRITING ..................................................  S-30
ERISA MATTERS .................................................  S-31
LEGAL MATTERS .................................................  S-31

                           PROSPECTUS

PROSPECTUS SUMMARY ............................................     1
FORWARD-LOOKING STATEMENTS ....................................     6
CITIGROUP GLOBAL MARKETS HOLDINGS INC. ........................     7
USE OF PROCEEDS AND HEDGING ...................................     8
DESCRIPTION OF DEBT SECURITIES ................................    10
DESCRIPTION OF INDEX WARRANTS .................................    17
BOOK-ENTRY PROCEDURES AND SETTLEMENT ..........................    20
LIMITATIONS ON ISSUANCES IN BEARER FORM .......................    21
PLAN OF DISTRIBUTION ..........................................    23
ERISA MATTERS .................................................    26
LEGAL MATTERS .................................................    26
EXPERTS .......................................................    26


                                Citigroup Global
                             Markets Holdings Inc.



                           PREMIUM MANDATORY CALLABLE
                            EQUITY-LINKED SECURITIES
                                   (PACERS(SM))



                         BASED UPON THE COMMON STOCK OF
                              JPMORGAN CHASE & CO.
                              DUE NOVEMBER 30, 2007
                        ($10 PRINCIPAL AMOUNT PER PACERS)



                              PROSPECTUS SUPPLEMENT

                                NOVEMBER 23, 2004
                             (INCLUDING PROSPECTUS
                            DATED NOVEMBER 1, 2004)




                                (CITIGROUP LOGO)

================================================================================